Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 14, 2023, with respect to the consolidated financial statements of Lux Vending, LLC (dba Bitcoin Depot), included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia

August 29, 2023